First Keystone National Bank

Salary Continuation Agreement

This Salary Continuation Agreement (the “Agreement”) is adopted this 22nd day of April, 2008 by and between First Keystone National Bank, a nationally-chartered commercial bank located in Berwick, Pennsylvania (the “Company”), and Elaine Woodland (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Beneficiary” means each designated person or entity, or the estate of the deceased Executive, entitled to any benefits upon the death of the Executive pursuant to Article 4.

1.2	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3	“Board” means the Board of Directors of the Company as from time to time constituted.

1.4	“Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined in Code Section 409A and regulations thereunder.

1.5	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date of this Agreement.

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1.6	“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.7	“Early Involuntary Termination” means the Executive, prior to attaining Normal Retirement Age, has been notified by the Company, in writing, that he is terminated as an employee for reasons other than an approved leave of absence, Termination for Cause or Disability.

1.8	“Effective Date” means June 1, 2008.

1.9	“Normal Retirement Age” means the Executive’s sixty-third (63rd ) birthday.

1.10	“Normal Retirement Date” means the later of Normal Retirement Age or Separation from Service.

1.11	“Plan Administrator” means the Board or such committee or person as the Board shall appoint.

1.12	“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.

1.13	“Schedule A” means the schedule attached to this Agreement and made a part hereof. Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3.

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1.14	“Separation from Service” means termination of the Executive’s employment with the Company for reasons other than death Disability. Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Company and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if the Executive has been providing services to the Company less than thirty-six (36) months).

1.15	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

1.16	“Termination for Cause” See Section 5.2.

1.17	“Voluntary Termination” means the Executive, prior to attaining Normal Retirement Age, ceases to be employed by the Company for any reason other than:

a.	for reason of an approved leave of absence;
b.	death;
c.	Disability;
d.	Termination for Cause; or
e.	Early Involuntary Termination.

Article 2

Distributions During Lifetime

2.1	Normal Retirement Benefit. Upon the Normal Retirement Date, the Company shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is Twenty Five Thousand Dollars ($25,000).

2.1.2	Distribution of Benefit. The Company shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Date. The annual benefit shall be distributed to the Executive for fifteen (15) years.

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2.2	Early Involuntary Termination Benefit. If Early Involuntary Termination occurs, the Company shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the Early Involuntary Termination Benefit set forth on Schedule A for the Plan Year ending prior to Separation from Service.

2.2.2	Distribution of Benefit. The Company shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.3	Voluntary Termination Benefit. If Voluntary Termination occurs, the Executive shall not be entitled to a benefit.

2.4	Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement Age, the Company shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The benefit under this Section 2.4 is the Disability Benefit set forth on Schedule A for the Plan Year during which Disability occurs.

2.4.2	Distribution of Benefit. The Company shall distribute the benefit to the Executive in a lump sum within sixty (60) days after such Disability.

2.5	Change in Control Benefit. If a Change in Control occurs followed within twenty-four (24) months by a Separation from Service, the Company shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Article.

2.5.1	Amount of Benefit. The benefit under this Section 2.5 is the Normal Retirement Benefit described in Section 2.1.

2.5.2	Distribution of Benefit. The Company shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing the first day of the month following Separation from Service. The annual benefit shall be distributed to the Executive for fifteen (15) years.

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2.6	Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.6 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

2.7	Distributions Upon Income Inclusion Under Code Section 409A. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Executive’s accrual account balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.8	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;
(b)	must, for benefits distributable under Section 2.2 be made at least twelve (12) months prior to the first scheduled distribution;
(c)	must, for benefits distributable under Sections 2.1, 2.2 and 2.5 delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
(d)	must take effect not less than twelve (12) months after the amendment is made.

Article 3

Distribution at Death

3.1	Death During Active Service. If the Executive dies prior to Separation from Service, the Company shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of any benefits under Article 2.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

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3.1.2	Distribution of Benefit. The Company shall pay the benefit to the Beneficiary in twelve (12) equal monthly installments for fifteen (15) years on the first day of the each month commencing with the month following the Executive’s date of death.

3.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Company shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived.

3.3	Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement but dies prior to the commencement of said benefit distributions, the Company shall distribute to the Beneficiary the same benefits to which the Executive was entitled prior to death, except that the benefit distributions shall commence the month following the Executive’s death.

3.4	Death After the Payment of Disability Benefits. If the Executive dies within ten (10) years after the Effective Date of this Agreement and after receipt of his Disability benefits under Section 2.3, the Company shall pay to the Executive the benefit described in this Section 3.4.

3.4.1	Amount of Benefit. The benefit under Section 3.4 is the benefit determined by the following formula:

Two Hundred Fifty Thousand Dollars ($250,000) minus the Disability Benefit under Section 2.3.

3.4.2	Distribution of Benefit. The Company shall pay the benefit to the Beneficiary in twelve (12) equal monthly installments for fifteen (15) years on the first day of the each month commencing with the month following the Executive’s date of death.

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Article 4

Beneficiaries

4.1	In General. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Company in which the Executive participates.

4.2	Designation. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefits shall be paid to the Executive’s estate.

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4.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge of any liability under the Agreement for such distribution amount.

Article 5

General Limitations

Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

5.1	Excess Parachute Payment. To the extent the benefit would be an excess parachute payment under Section 280G of the Code.

5.2	Termination for Cause. If the Company or an applicable banking regulator terminates the Executive’s employment for:

5.2.1	Gross negligence or gross neglect of duties;
5.2.2	Commission of a felony or of a gross misdemeanor involving moral turpitude; or
5.2.3	Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Company.

5.3	Competition After Termination of Employment. No benefits shall be payable, except for benefits paid due to a Change of Control, if the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a fifty (50) mile radius) of the business of the Company which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of the termination of the Executive’s employment or his retirement.

5.4	Suicide or Misstatement. No benefit shall be distributed if the Executive commits suicide within two (2) years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Company denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

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5.5	Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.6	Regulatory Restrictions. Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, shall be conditioned upon compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CPR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.

Article 6

Claims And Review Procedures

6.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

6.1.1	Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

6.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, which an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3	Notice of Decision. If the Plan Administrator denies part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

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(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2	Review Procedure. If the Plan Administrator denies part or the entire claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

6.2.1	Initiation - Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

6.2.2	Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, which an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

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6.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

7.1	Amendments. This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive in accordance with the limitations imposed under Section 409A of the Code.

Article 8

Administration of Agreement

8.1	Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

8.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Company.

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8.3	Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4	Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5	Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the death, Disability or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

8.6	Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Company, nor interfere with the Company’s right to discharge the Executive. It does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding and Reporting. The Company shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Executive acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Company shall satisfy all applicable reporting requirements, including those under Code Section 409A.

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9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Company for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Company to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Company to which the Executive and Beneficiary have no preferred or secured claim.

9.7	Reorganization. The Company shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such an event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Company or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company, provided that such alternative acts do not violate Code Section 409A of the Code.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

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9.12	Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

9.13	Notice. Any notice or filing required or permitted to be given to the Company or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

First Keystone National Bank

P.O. Box 289

Berwick PA 18603

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.

9.14	Deduction Limitation on Benefit Payments. If the Company reasonably anticipates that the Company’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution from this Agreement is deductible, the Company may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

9.15	Compliance with Code Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

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IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have signed this Agreement.

Executive:	COMPANY:
First Keystone National Bank

/s/ Elaine Woodland	By:	/s/ J. Gerald Bazewicz
Elaine Woodland	Title:	President

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